EXHIBIT 10.28

COMMUTATION ENDORSEMENT

to

AUTOMOBILE QUOTA SHARE REINSURANCE CONTRACT,

EFFECTIVE DECEMBER 31, 2013 (Treaty #U4VT0008)

WHEREAS, this COMMUTATION ENDORSEMENT (this “Commutation Endorsement”), entered into by and between Affirmative Insurance Company (the “Company”) and Ace American Insurance Company (the “Reinsurer”), effective the 31st day of March, 2015, is an endorsement to this Automobile Quota Share Reinsurance Contract (this “Contract”) (this Contract is attached as Exhibit A hereto and is incorporated herein by reference), effective December 31, 2013 through June 30, 2014, GC Reference U4VT0008, with the Company, whereby the Reinsurer, in consideration of payment of premium, reinsured certain risks insured by the Company; and

WHEREAS, the Reinsurer and the Company desire to fully and finally settle and commute all obligations and liabilities, known and unknown, of the Reinsurer and the Company under this Contract; and

WHEREAS, the Reinsurer has offered to pay and the Company has agreed to accept in full satisfaction of the Reinsurer’s present and future liability under this Contract the sum of $2,995,374.32; and

NOW, THEREFORE, IT IS AGREED BY AND BETWEEN THE REINSURER AND THE COMPANY PURSUANT TO THIS COMMUTATION ENDORSEMENT THAT:

1.The Reinsurer shall pay to the Company the sum of $2,995,374.32 (the “Commutation Payment Amount”) within 10 days of the execution of this Commutation Endorsement by both the Reinsurer and the Company. The Reinsurer and the Company expressly agree that the Commutation Payment Amount represents the payment of reinsured losses that the parties estimate would otherwise become due and payable by the Reinsurer pursuant to the terms of this Contract.

2.The Company shall accept the sum set forth in paragraph 1. herein in full and final settlement of any and all amounts due from the Reinsurer to the Company under this Contract.

3.In consideration of payment of the Commutation Payment Amount referred to in paragraph 1. herein, and effective on the date of such payment, the Company shall release and discharge the Reinsurer, its predecessors, parents, affiliates, agents, officers, directors and shareholders and assigns from any and all present and future payment obligations, adjustments, executions, offsets, actions, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, claims, demands, liabilities and/or losses whatsoever, all whether known or unknown, which the Company and its successors and assigns ever had, now have, or hereafter may have, whether grounded in law or equity, in contract or in tort, against the Reinsurer or any of them by reason of any matter whatsoever arising out of this Contract, it being the intention of the parties that this release operate as a full and final settlement of the Reinsurer’s current and future liabilities to the Company under this Contract.

4.Effective on the same date on which the Company shall release the Reinsurer as provided for in paragraph 3. above, the Reinsurer shall release and discharge the Company, its predecessors, parents, affiliates, agents, officers, directors, shareholders and assigns from any and all present and future payment obligations, adjustments, executions, offsets, actions, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, claims, demands, liabilities and/or losses whatsoever, all whether known or unknown, which the Reinsurer and its successors and assigns ever had, now have or hereafter may have, whether grounded in law or equity, in contract or in tort, against the Company or any of them by reason of any matter whatsoever arising out of this Contract, it being the intention of the parties that this release operate as a full and final settlement of the Company’s current and future liabilities to the Reinsurer under this Contract.

5.The rights, duties and obligations set forth herein shall inure to the benefit of and be binding upon any and all predecessors, successors, affiliates, officers, directors, employees, parents, subsidiaries, stockholders, liquidators, receivers and assigns of the parties hereto.

6.The parties hereto expressly warrant and represent that they are corporations in good standing in their respective places of domicile; that the execution of this Commutation Endorsement is fully authorized by each of them; that the person or persons executing this Commutation Endorsement have the necessary and appropriate authority to do so; that there are no pending agreements, transactions, or negotiations to which any of them are a party that would render this Commutation Endorsement or any part thereof void, voidable, or unenforceable; and that no authorization, consent or approval of any government entity is required to make this Commutation Endorsement valid and binding upon them.

7.This Commutation Endorsement shall be interpreted under and governed by the laws of the State of Illinois.

8.The Company and the Reinsurer hereby agree to execute promptly any and all supplemental agreements, releases, affidavits, waivers and other documents of any nature or kind that the other party may reasonably require in order to implement the provisions or objectives of this Commutation Endorsement.

9.This Commutation Endorsement may be executed in multiple counterparts, each of which, when so executed and delivered shall be an original, but such counterparts shall together constitute one and the same instrument.

10.This Commutation Endorsement contains the entire agreement between the parties as respects its subject matter. All discussions and agreements previously entered into between the parties concerning the subject matter of the Commutation Endorsement are merged into this Endorsement. This Commutation Endorsement may not be modified or amended, nor any of its provisions waived, except by an instrument in writing, signed by the parties hereto.

11.If the Company shall be obligated under the laws respecting debtors and creditors of the United States or of the State of Illinois to repay to the Reinsurer, or to a rehabilitator, successor, liquidator or trustee of the Reinsurer, the consideration paid hereunder, then the Company will repay the Commutation Payment Amount in full and, upon such repayment of the Commutation Payment Amount in full, this Commutation Endorsement shall be null and void. In addition, in the event that the consideration paid hereunder shall be a voidable transfer under applicable law, and any party shall be obligated to repay the consideration, then the Company will repay the Commutation Payment Amount in full and, upon such repayment, of the Commutation Payment Amount in full, this Commutation Endorsement shall be null and void.

IN WITNESS WHEREOF, the authorized representatives of the parties hereto have executed this Commutation Endorsement in duplicate as of the day and year first written above.

ACE AMERICAN INSURANCE COMPANY

By:	/s/ Ace American Insurance Company	Witness:	/s/ Ace American Insurance Company

Title:	Senior Vice President

Date:	March 25, 2015

AFFIRMATIVE INSURANCE COMPANY

By:	/s/ Michael J. McClure	Witness:	/s/ John P. Killacky

Title:	Chairman

Date:	March 27, 2015

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